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                                                                    Exhibit 23.3


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 23, 2001, except for Note 8, as to which the date is March 30, 2001, with respect to the consolidated financial statements and schedule of Teligent, Inc. (on May 21, 2001, Teligent, Inc. filed for protection under the United States bankruptcy laws, see Note 18 (unaudited) to the consolidated financial statements of Teligent, Inc.) in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Liberty Media Corporation for the registration of Series A Common Stock, par value $.01 per share, Debt Securities and Warrants with an aggregate initial offering price not to exceed $2,000,000,000.



                                                /s/ Ernst & Young LLP


McLean, Virginia
July 25, 2001